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                                                                   EXHIBIT 10.14

                            [Interwoven Letterhead]

February 29, 1996

Peng Tsin Ong
36 Waterside Circle
Redwood City, CA 94065

Dear Peng,

     Re:   Offer Letter

     Interwoven, Inc. (the "Company" or "Interwoven") is pleased to offer you a position as President and Chief Executive Officer starting on March 1, 1996, at a monthly salary of $4,000 payable monthly. In addition, you will be compensated $8,000 for the work you have already performed for the Company in January and February 1996. You will also be entitled to the benefits that interwoven customarily makes available to employees in positions comparable to yours.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing Interwoven's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Interwoven or its employees. This Agreement does not prevent a former employee from using his or
                           ---- ---
her general knowledge and experience -- no matter when or how gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement", please call me.

     We hope that you and Interwoven will find mutual satisfaction with your employment. All of us at Interwoven are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will relationship employment. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     For purposes of federal immigration law, you will be required to provide Interwoven documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may

                                                                  Initial: PTO
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only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by March 1, 1996.

                              Yours truly,

                              /s/ Peng Tsin Ong

                              Peng Tsin Ong
                              Chairman


ACCEPTED:

Peng Tsin Ong
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Peng-Tsin Ong


1 March `96
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Date